Form of Change of Control Agreement (Executives)

Exhibit 10.1

CHANGE OF CONTROL AGREEMENT

AGREEMENT, dated as of the              day of August, 2007 (this “Agreement”), by and between Gemstar-TV Guide International, Inc., a Delaware corporation (the “Company”), and [            ] (the “Executive”).

WHEREAS, the Board of Directors of the Company (the “Board”), has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility of a Change of Control (as defined herein). Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.	Certain Definitions.

(a) “Affiliated Company” means any company controlled by, controlling or under common control with the Company.

(b) “Cause” means (i) Executive is convicted of, or pleads guilty or nolo contendere to, a felony; or (ii) Executive engages in conduct that constitutes continued willful neglect or willful misconduct in carrying out Executive’s duties, resulting, in either case, in economic harm to or damage to the reputation of the Company or any of its affiliates, after a written demand for substantial performance is delivered to Executive by the Chief Executive Officer of the Company that specifically identifies the manner in which the Chief Executive Officer of the Company believes that Executive has not substantially performed Executive’s duties. No act, or failure to act, on Executive’s part shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority (x) given pursuant to a resolution duly adopted by the Board of Directors of the Company or the Board of Directors of the ultimate parent company following a Change of Control, (y) upon the instructions of the Chief Executive Officer of the Company or a senior officer of the Company or (z) based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company.

(c) “Change of Control” means (i) the dissolution or liquidation of the Company, (ii) a sale of all or substantially all of the assets of the Company to another person or entity, (iii) any transaction (including without limitation a merger or reorganization in which the Company is the surviving entity) which results in any person or entity (other than persons who are shareholders or affiliates immediately prior to the transaction) owning 50% or more of the combined voting power of all classes of stock of the Company, (iv) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than an affiliate at the time of adoption of this Plan) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the Company’s then outstanding securities entitled to then vote generally in the election of directors of the Company, or (v) individuals who as of the date hereof constitute the Board of Directors of the Company cease to constitute at least a majority thereof, unless the election, or the nomination for election by the Company’s shareholders, of each new member of the Board of Directors of the Company was approved by a vote of at least three-fourths of the members of the Board of Directors of the Company then still in office who were members of the Board of Directors of the Company at the beginning of such period, including for these purposes (but without duplication of predecessors and successors), new members whose election or nomination was so approved.

(d) “Change of Control Period” means the period commencing on the date hereof and ending on December 31, 2008; provided, however, that on each annual anniversary of such date (such date and each annual anniversary thereof, the “Renewal Date”), unless previously terminated, the Change of Control Period shall be automatically extended so as to terminate one year from such Renewal Date, unless, at least 60 days prior to the Renewal Date, the Company shall give notice to the Executive that the Change of Control Period shall not be so extended.

(e) “Disability” means the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.

(f) “Disability Effective Date” means the 30th day after receipt of notice by the Executive from the Company of a determination of Disability, provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties.

(g) “Effective Date” means the first date during the Change of Control Period (as defined herein) on which a Change of Control occurs. Notwithstanding anything in this Agreement to the contrary, if a Change of Control occurs and if the Executive’s employment with the Company is terminated prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party that has taken steps reasonably calculated to effect a Change of Control or (ii) otherwise arose in connection with or anticipation of a Change of Control, then “Effective Date” means the date immediately prior to the date of such termination of employment.

(h) “Good Reason” means (i) a material diminution in Executive’s base salary or bonus opportunity, (ii) a material diminution in Executive’s authorities, duties or responsibilities within the Company, (iii) any change in Executive’s office location beyond thirty-five (35) miles from the location immediately prior to the Change of Control or (iv) any other action or inaction that constitutes a material breach by the Company of the agreements or plans under which Executive provides services to the Company (including this Agreement). In order to invoke a termination for Good Reason, Executive must provide written notice to the Company of the existence of one of the conditions described in clauses (i) through (iv) within 90 days of the initial existence of the condition and the Company shall have 30 days (the “Cure

Period”) during which it may remedy the condition. If the Company has failed to remedy the condition constituting Good Reason during the Cure Period, the termination for Good Reason will be effective immediately following expiration of the Cure Period

2. Termination of Employment. Under the terms of this Agreement, the Company may terminate the Executive’s employment with or without Cause. Following the Effective Date and during the one year period following a Change of Control, the Executive’s employment may be terminated by the Executive for Good Reason.

(a) Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 9(b). “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) if the Date of Termination (as defined herein) is other than the date of receipt of such notice, specifies the Date of Termination (which Date of Termination shall be not more than 30 days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s respective rights hereunder.

(b) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified in the Notice of Termination, (which date shall not be more than 30 days after the giving of such notice), as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the date on which the Company notifies the Executive of such termination, (iii) if the Executive resigns without Good Reason, the date on which the Executive notifies the Company of such termination, and (iv) if the Executive’s employment is terminated by reason of death or Disability, the date of death of the Executive or the Disability Effective Date, as the case may be.

3. Obligations of the Company upon Termination. (a) Good Reason; Other Than for Cause. If, following the Effective Date and during the one-year period following a Change of Control, the Company terminates the Executive’s employment other than for Cause or Disability or the Executive terminates employment for Good Reason:

(i) the Company shall pay to the Executive, in a lump sum in cash within 30 days after the Date of Termination, the aggregate of the following amounts; provided that Executive executes, delivers to the Company and does not rescind a waiver of claims substantially in the form attached as Exhibit A hereto:

(A) the sum of (1) the Executive’s annual base salary through the Date of Termination to the extent not theretofore paid and (2) any accrued vacation pay to the extent not theretofore paid (the sum of the amounts described in sub-clauses (1) and (2), the “Accrued Obligations”); and

(B) the amount equal to the product of (1) [1.5]/[1.0] and (2) the sum of (x) the Executive’s annual base salary in effect immediately prior to the Change of Control (or, if greater, immediately prior to the Date of Termination) and (y) Executive’s target bonus in effect immediately prior to the Change of Control (or, if greater, immediately prior to the Date of Termination);

provided, however, that at Executive’s option, Executive may elect via written notice to the Company to forego the lump sum payment described in this Section 3(a)(i) and receive in lieu of such payment such amounts at such times as are prescribed by the employment agreement, if any, between Executive and the Company (the “Employment Agreement”), it being understood that Executive shall either receive the amounts payable pursuant to this Section 3(a)(i) or the amounts payable under the Employment Agreement, but in no event shall Executive receive payments under this Agreement and the Employment Agreement.

(ii) the Company shall reimburse Executive, on a monthly basis for [eighteen]/[twelve] months after the Executive’s Date of Termination, an amount equal to the employer and employee contribution portion of the self-pay health insurance benefits for Executive and his dependents under the Consolidated Omnibus Budget Reconciliation Act of 1985 (i.e., the amount of self-pay health insurance benefits corresponding to the amount of Executive’s employee contribution and the employer contribution in effect on the date of termination); and

(iii) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any Other Benefits (as defined in Section 4) in accordance with the terms of the underlying plans or agreements.

4. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or the Affiliated Companies and for which the Executive may qualify, nor, subject to Section 9(f), shall anything herein limit or otherwise affect such rights as the Executive may have under any other contract or agreement with the Company or the Affiliated Companies. Amounts that are vested benefits or that the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any other contract or agreement with the Company or the Affiliated Companies at or subsequent to the Date of Termination (“Other Benefits”) shall be payable in accordance with such plan, policy, practice or program or contract or agreement, except as explicitly modified by this Agreement.

5. Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right or action that the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay as incurred (within 10 days following the Company’s receipt of an invoice from the Executive), at any time from the date of this Agreement through the Executive’s remaining lifetime or, if longer, through the 20th anniversary of the Effective Date, to the full extent permitted by law, all legal fees and expenses that the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus, in each case, interest at the applicable federal rate provided for in Section 7872(f)(2)(A) (“Interest”) of the Internal Revenue Code of 1986, as amended (the “Code”), provided, that the Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; provided, however, that Executive shall be required to repay any such amounts to the Company if a court of competent jurisdiction issues a final and non-appealable ruling that Executive has brought or defended such contest in bad faith.

[6. Certain Additional Payments by the Company.

(a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any Payment would be subject to the Excise Tax, then the Executive shall be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that, after payment by the Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, but excluding any income taxes and penalties imposed pursuant to Section 409A of the Code, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 6(a), if it shall be determined that the Executive is entitled to the Gross-Up Payment, but that the Parachute Value of all Payments does not exceed 110% of the Safe Harbor Amount, then no Gross-Up Payment shall be made to the Executive and the amounts payable under this Agreement shall be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount. The reduction of the amounts payable hereunder, if applicable, shall be made by first reducing the payments under Section 3(a)(i)(B), unless an alternative method of reduction is elected by the Executive, and in any event shall be made in such a manner as to maximize the Value of all Payments actually made to the Executive. For purposes of reducing the Payments to the Safe Harbor Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. If the reduction of the amount payable under this Agreement would not result in a reduction of the Parachute Value of all Payments to the Safe Harbor Amount, no amounts payable under the Agreement shall be reduced pursuant to this Section 6(a). The Company’s obligation to make Gross-Up Payments under this Section 6 shall not be conditioned upon the Executive’s termination of employment.

(b) Subject to the provisions of Section 6(c), all determinations required to be made under this Section 6, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm or professional services firm with experience making such determinations as may be designated by the Executive (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (the “Underpayment”), consistent with the calculations required to be made hereunder. In the event the Company exhausts its remedies pursuant to Section 6(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

(c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than 10 business days after the Executive is informed in writing of such claim. The Executive shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that the Company desires to contest such claim, the Executive shall:

(i) give the Company any information reasonably requested by the Company relating to such claim,

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii) cooperate with the Company in good faith in order effectively to contest such claim, and

(iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 6(c), the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either pay the tax claimed to the appropriate taxing authority on behalf of the Executive and direct the Executive to sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company pays such claim and directs the Executive to sue for a refund, the Company shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) If, after the receipt by the Executive of a Gross-Up Payment or payment by the Company of an amount on the Executive’s behalf pursuant to Section 6(c), the Executive becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 6(c), if applicable) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment by the Company of an amount on the Executive’s behalf pursuant to Section 6(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(e) Any Gross-Up Payment, as determined pursuant to this Section 6, shall be paid by the Company within five days of the receipt of the Accounting Firm’s determination; provided that, the Gross-Up Payment shall in all events be paid no later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the Excise Tax (and any income or other related taxes or interest or penalties thereon) on a Payment are remitted to the Internal Revenue Service or any other applicable taxing authority or, in the case of amounts relating to a claim described in Section 6(c) that does not result in the remittance of any federal, state, local and foreign income, excise, social security and other taxes, the calendar year in which the claim is finally settled or otherwise resolved. The Gross-Up Payment shall be paid to the Executive; provided that the Company, in its sole discretion, may withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Executive, all or any portion of any Gross-Up Payment, and the Executive hereby consents to such withholding.

(f) Definitions. The following terms shall have the following meanings for purposes of this Section 6.

(i) “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(ii) “Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

(iii) “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise.

(iv) “Safe Harbor Amount” means 2.99 times the Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.

(v) “Value” of a Payment shall mean the economic present value of a Payment as of the date of the change of control for purposes of Section 280G of the Code, as determined by the Accounting Firm using the discount rate required by Section 280G(d)(4) of the Code.]

7. Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or the Affiliated Companies, and their respective businesses, which information, knowledge or data shall have been obtained by the Executive during the Executive’s employment by the Company or the Affiliated Companies and which information, knowledge or data shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those persons designated by the Company. In no event shall an asserted violation of the provisions of this Section 7 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

8. Successors. (a) This Agreement is personal to the Executive, and, without the prior written consent of the Company, shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Except as provided in Section 8(c), without the prior written consent of the Executive this Agreement shall not be assignable by the Company.

(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. “Company” means the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.

9. Miscellaneous. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

if to the Executive:

At the most recent address on file at the Company.

if to the Company:

Gemstar-TV Guide International, Inc.
6922 Hollywood Boulevard
12th Floor
Los Angeles, California 90028

Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) The Company may withhold from any amounts payable under this Agreement such United States federal, state or local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason based on clauses (i) through (vi) of the definition of Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f) The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is “at will” and, prior to the Effective Date, the Executive’s employment may be terminated by either the Executive or the Company, in which case the Executive shall have no further rights under this Agreement. From and after the Effective Date, except as specifically provided herein, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof; it being understood that if Executive is otherwise a party to an Employment Agreement, this Agreement shall not eliminate, limit or reduce the benefits and payments payable under, or the other rights under, the Employment Agreement, other than as specifically provided in Section 3(a) of this Agreement.

(g) Within the time period permitted by the applicable Treasury Regulations, the Company may, in consultation with the Executive, modify the Agreement, in the least restrictive manner necessary and without any diminution in the value of the payments to the Executive, in order to cause the provisions of the Agreement to comply with the requirements of Section 409A of the Code, so as to avoid the imposition of taxes and penalties on the Executive pursuant to Section 409A of the Code.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Board, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

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GEMSTAR-TV GUIDE INTERNATIONAL, INC.

By
Name:
Title:

[SIGNATURE PAGE TO CHANGE OF CONTROL AGREEMENT]

Exhibit A

RELEASE OF CLAIMS

For and in consideration of the payments and other benefits due to [        ] (the “Executive”) pursuant to the Change of Control Agreement, dated as of August             , 2007 (the “Agreement”), by and between the Executive and Gemstar-TV Guide International, Inc. (the “Company”) and for other good and valuable consideration, Executive hereby releases the Company, its divisions, affiliates, subsidiaries, parents, branches, predecessors, successors, assigns, officers, directors, trustees, employees, agents, shareholders, administrators, representatives, attorneys, insurers and fiduciaries, past, present and future (the “Released Parties”) from any and all claims of any kind arising out of, or related to, Executive’s employment with the Company, its affiliates and subsidiaries (collectively, with the Company, the “Affiliated Entities”), and Executive’s separation from employment with the Affiliated Entities, which Executive now has or may have against the Released Parties, whether known or unknown to Executive, by reason of facts which have occurred on or prior to the date that Executive has signed this Release. Such released claims include, without limitation, any and all claims relating to the foregoing under federal, state or local laws pertaining to employment, including, without limitation, the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et. seq., the Fair Labor Standards Act, as amended, 29 U.S.C. Section 201 et. seq., the Americans with Disabilities Act, as amended, 42 U.S.C. Section 12101 et. seq. the Reconstruction Era Civil Rights Act, as amended, 42 U.S.C. Section 1981 et. seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. Section 701 et. seq., the Family and Medical Leave Act of 1992, 29 U.S.C. Section 2601 et. seq., and any and all state or local laws regarding employment discrimination and/or federal, state or local laws of any type or description regarding employment, including but not limited to any claims arising from or derivative of Executive’s employment with the Affiliated Entities, as well as any and all such claims under state contract or tort law.

Executive has read this Release of Claims carefully, acknowledges that Executive has been given at least 21 days to consider all of its terms and has been advised to consult with any attorney and any other advisors of Executive’s choice prior to executing this Release of Claims, and Executive fully understands that by signing below Executive is voluntarily giving up any right which Executive may have to sue or bring any other claims against the Released Parties, including any rights and claims under the ADEA. Executive also understands that Executive has a period of seven days after signing this Release of Claims within which to revoke his agreement, and that neither the Company nor any other person is obligated to make any payments or provide any other benefits to Executive pursuant to the Agreement until eight days have passed since Executive’s signing of this Release of Claims without Executive’s signature having been revoked other than any accrued obligations or other benefits payable pursuant to the terms of the Company’s normal payroll practices or employee benefit plans. Finally, Executive has not been forced or pressured in any manner whatsoever to sign this Release of Claims, and Executive agrees to all of its terms voluntarily. Executive understands that in order to revoke this Release of Claims, Executive must send a written revocation of Executive’s intent to do so to:

Gemstar-TV Guide International, Inc.

6922 Hollywood Boulevard, 12th Floor

Los Angeles, California 90028

Attention: General Counsel

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Notwithstanding anything else herein to the contrary, this Release of Claims shall not affect: (i) any rights that Executive may have with respect to matters which by their terms, are to be performed after the date hereof by the Company (including, without limitation, obligations to Executive under any stock option, stock award or agreements or obligations under any pension, deferred compensation, retention or other compensation or benefit plan, all of which shall remain in effect in accordance with their terms); (ii) rights to indemnification Executive may have under (A) applicable corporate law, (B) the by-laws or certificate of incorporation of the Affiliated Entities, (C) any other agreement between Executive and a Released Party or (D) as an insured under any director’s and officer’s liability insurance policy now or previously in force; (iii) any right Executive may have to obtain contribution in the event of the entry of judgment against Executive as a result of any act or failure to act for which both Executive and any of the Affiliated Entities are jointly responsible; (iv) any rights that Executive may have under the Agreement to the extent not satisfied, including without limitation any rights to reimbursement of legal fees and expenses; and (v) any rights of Executive as a shareholder of the Company or any of the Affiliated Entities.

Belated Discovery: As part of the foregoing general release of claims, and not by way of limitation, Executive expressly waives all of Executive’s rights under Section 1542 of the California Civil Code or any similar law of any other jurisdiction. California Civil Code Section 1542 states:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

You acknowledge, understand and agree that You may later discover claims or facts in addition to or different from those which You now know or believe to be true with respect to the subject matters of this Release, but that it is nevertheless Executive’s intention by signing this Release to fully, finally and forever release any and all claims whether now known or unknown, suspected or unsuspected, which now exist, may exist, or previously have existed as set forth herein.

This Release of Claims, and the attached covenants, are final and binding and may not be changed or modified except in a writing signed by both parties.

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Date

Date	GEMSTAR-TV GUIDE INTERNATIONAL, INC.

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